Exhibit 9.1

December 13, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Form 1-U for the Change in Certifying Accountant that occurred on December 12, 2022, to be filed by our former client, Ryse, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/S/ BDO Canada LLP

BDO Canada LLP

Markham, Ontario